Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Ovid Therapeutics Inc.

We consent to the use of our report dated March 29, 2018, with respect to the balance sheets of Ovid Therapeutics Inc. as of December 31, 2017 and 2016, and the related statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “financial statements”) incorporated herein by reference.

/s/ KPMG LLP

New York, New York

March 29, 2018